SABRA QUICKLY MOVES THROUGH SABRA 2.0 WITH THE CCP ACQUISITION TO SABRA 3.0; FOLLOWS UP ANNOUNCEMENT OF $371 MILLION INVESTMENT IN ENLIVANT JOINT VENTURES WITH (1) $430 MILLION SALE/LEASEBACK TRANSACTION WITH A PREMIER SNF OPERATOR AND (2) A DIVESTITURE PLAN FOR ENTIRE GENESIS PORTFOLIO IN 2018; REAFFIRMS 2017 OUTLOOK AND UPDATES 2018 OUTLOOK
IRVINE, CA, September 25, 2017 – Sabra Health Care REIT, Inc. ("Sabra," the "Company" or "we") (NASDAQ: SBRA) (NASDAQ: SBRAP) announced today that it closed a sale/leaseback transaction with a premier west coast operator for 21 of 24 total skilled nursing/transitional care facilities for a purchase price of $378 million and expects to close the remaining three by year end 2017 for an additional $52 million. Sabra also announced today that it has begun the process of marketing for sale its remaining 43 facilities leased to Genesis Healthcare, Inc. (“Genesis”), with sales expected to occur in 2018 for expected aggregate sales proceeds of $425 to $475 million (the “Genesis Exodus Plan”). The Genesis Exodus Plan is in addition to the ongoing sales of the 33 facilities subject to the previously announced memoranda of understanding with Genesis (the “Pending Genesis Dispositions”).
HIGHLIGHTS FROM THIS TRANSFORMATIONAL ACTIVITY:

•
Sabra 3.0 to be rolled out in 2018 The transformation of Sabra began with Sabra 2.0 following the Care Capital Properties, Inc. (“CCP”) merger and the Pending Genesis Dispositions, and now moves into Sabra 3.0 with acquisition and investment announcements totaling $801 million and the Genesis Exodus Plan. We expect that the culmination of our portfolio transformation activities will result in a high-quality healthcare real estate portfolio with enhanced scale and increased diversification, a lower cost of capital and future acquisition opportunities, all of which we believe will drive increased shareholder value. This transformation into Sabra 3.0 is clearly demonstrated as follows:

	Sabra Q2 2017	Sabra 2.0 (2)	Sabra 3.0 (2)
Enterprise Value ($Bn) (1)	$2.8	$6.5	$6.8
Investments (3)	203	505	669
SNF as a % of Portfolio (4)	58%	71%	64%
Senior Housing as a % of Portfolio (4)	36%	17%	24%
Top 5 Relationship Concentration (4)	70%	43%	40%
Genesis Concentration (4)	36%	12%	0%
Private Payors as a % of Portfolio (4)	48%	36%	43%
SNF EBITDAR Coverage (5)	1.56x	1.47x	1.46x
SNF Occupancy	88%	81%	81%
Genesis Fixed Charge Coverage	1.18x	1.18x	N/A
Weighted-Average Lease Term	9 years	9 years	10 years
Skilled Mix	43%	38%	41%
Bond Rating	High Yield	Investment Grade	Investment Grade

(1) Sabra balance sheet as of 6/30/2017, pro forma for the CCP merger (please refer to the Current Report on Form 8-K/A filed with the SEC on August 25, 2017 for additional details); share prices as of 9/22/2017.
(2) See “Reporting Definitions” below for definitions of Sabra 2.0 and Sabra 3.0.
(3) Includes investments held through unconsolidated joint ventures.
(4) Concentrations based on annualized Cash NOI. See “Reconciliations of Annualized Cash NOI” below.
(5) Coverage metrics presented one quarter in arrears; CCP coverages adjusted to impute a 5% management fee, $33.5 million of rent reductions and only include stabilized properties, consistent with Sabra methodology; coverages exclude tenants with meaningful credit enhancement through guarantees, which include Genesis, Holiday, Tenet, and 3 CCP tenants.

•
CCP acquisition was the catalyst We believe that Sabra 3.0 was made possible by the CCP merger and the related increase in the Company’s $1 billion unsecured revolving credit facility, which provided the scale to enable the acceleration of these portfolio enhancing transactions.

•
The right moves at the right time We believe that the Genesis Exodus Plan is also a key step to improving our portfolio by eliminating the remaining skilled nursing operator in our portfolio that does not fit Sabra’s preferred profile. We intend to execute the Genesis Exodus Plan in 2018.

•
Impact on 2018 Outlook Currently we are assuming that the Genesis Exodus Plan will occur ratably over the course of 2018 (effectively an exit at mid-year 2018) and accordingly are setting our updated 2018 Outlook for normalized AFFO per share at a range of $2.33 to $2.39. See the “Updated 2018 Outlook” below for further details. Before giving pro forma effect to any reduction in earnings resulting from the Genesis Exodus Plan, 2018 normalized AFFO per share is expected to increase as a result of our 49% equity interest in the Enlivant joint ventures and the skilled nursing portfolio acquisition by $0.07 over our prior 2018 Outlook, to a range of $2.48 to $2.54.

•
Portfolio transformation the right trade-off We believe that eliminating our Genesis exposure in 2018 is an important step toward fully realizing the portfolio improvements that we believe will create a clear path to sustained growth in shareholder value in the future. Together with our acquisition of a 49% equity interest in the Enlivant joint ventures and the skilled nursing portfolio acquisition described in this press release, we believe that the Genesis Exodus Plan will create a more stable, secure and valuable earnings stream compared to historical levels. Despite the dilutive impact of the Genesis Exodus Plan, our expected 2018 normalized AFFO per share quarterly run rate increases by 3.8% (assuming a full elimination of Genesis revenues as of January 1, 2018) over our pre-CCP merger normalized AFFO per share in the second quarter of 2017.

•
Company committed to maintaining investment grade capital structure We expect to fund the announced investments with a mix of issuance of new equity, borrowings under our revolving credit facility and proceeds from our previously announced planned dispositions (including the Pending Genesis Dispositions), subject to market conditions. While we anticipate that leverage will increase modestly from current levels in the short term until proceeds from the previously announced planned dispositions and the Genesis Exodus Plan are realized, we remain committed to maintaining our investment grade balance sheet during this period as well as maintaining leverage in line with our historical target range of 4.5x – 5.5x (inclusive of our ratable share of the Enlivant joint ventures’ debt and EBITDA) over the long-term. In addition, we expect that these steps will take us in the right direction to obtain further rating upgrades in the future.

Sale/Leaseback Transaction
On September 19, 2017, Sabra completed the first step of a two-step sale/leaseback transaction that encompasses a 24 facility skilled nursing/transitional care portfolio having 2,216 licensed beds on the west coast. The combined transaction has an aggregate purchase price of $430 million. The first step included the acquisition of 21 facilities for a purchase price of $378 million. The second step consists of the remaining three facilities for a purchase price of $52 million and is expected to close by the end of 2017. Closing of the remaining three facilities is subject to customary conditions.
Sabra entered into three cross-defaulted triple-net master lease agreements on the 21 facilities concurrent with the closing of the first step of the acquisition. The master leases have initial terms of 12, 13 and 14 years with three 5-year renewal options and annual rent escalators equal to the greater of 2.0% or CPI, but not to exceed 2.5%. The leases are collectively expected to generate annual lease revenues determined in accordance with GAAP of $34.1 million for the facilities acquired in the first step of this transaction with an initial yield on cash rent of 8.0% and an underwritten EBITDAR coverage of 1.4x. The three facilities in the second step will be added to the master leases and are expected to add an additional $4.7 million in annual GAAP lease revenues.
Commenting on the transaction, Rick Matros, Chairman and CEO of Sabra, said, “The operator is a standout provider in the skilled nursing space. I have known the principals for over 20 years and the CEO was my COO at Regency Health Services in the early 1990’s. They have built an amazing team. Their commitment to quality is exemplified by their impressive star ratings under CMS’s Quality Rating System, with 21 of the 24 facilities at 5 stars and the other 3 facilities at 4 stars. Skilled mix at 59% and occupancy at 92% demonstrate their commitment to providing care to high acuity patients as they continue to accommodate the dynamic changes in the space. We believe that this portfolio is a perfect fit for Sabra’s perspective on where the industry is going and is an ideal replacement for the facilities we sell as we execute on the Genesis Exodus Plan. We look forward to partnering with this terrific team for years to come.”
The Seller was advised by Laca Wong-Hammond of Duff & Phelps, LLC.
Genesis Exodus Plan
After completing the Pending Genesis Dispositions, Sabra will have 43 remaining facilities leased to Genesis. The Company has engaged a broker and begun discussions with Genesis around the plans to market the remaining facilities. That Genesis Exodus Plan is expected to include selling facilities subject to multiple revised master lease arrangements with Genesis as the tenant and in some cases potentially pulling facilities out of the current leases and selling them independent of any relationship with Genesis. Sabra expects to have the Genesis Exodus Plan in place soon and expects to provide an update on the third quarter earnings call in early November. Proceeds from the sales contemplated by the Genesis Exodus Plan are preliminarily anticipated to fall within a range of $425 to $475 million, with all such sales expected to occur in 2018.
Commenting on this recent activity, Mr. Matros said, “2017 began with Sabra. The CCP merger created Sabra 2.0, which, as a result of today’s announcements, was essentially a Formula 1 pit stop: critical in its execution to achieve the desired mission. In this case, the increased scale, new credit facility, diversity of tenant base and investment grade ratings positioned the Company to become Sabra 3.0. The combined announcements of the Enlivant joint ventures and the skilled nursing portfolio acquisition, along with the Genesis Exodus Plan, repositions the Company well beyond the CCP merger. The CCP transaction was critical to this execution of our vision and has allowed us to bring in a premier skilled nursing operator as well as demonstrate our commitment and ability to expand our senior housing asset base with a true platform in a sector where there are few platforms left, much less one of Enlivant’s quality and upside. We remain focused on creating long-term shareholder value.”
2017 Outlook
The Company reaffirms its previously issued 2017 outlook.

Updated 2018 Outlook
The table below sets forth Sabra's updated 2018 full year earnings outlook:

	Per Share
	Low	High
Net income attributable to common stockholders	$2.09	$2.15
Add:
Depreciation and amortization	0.94	0.94
Net gain / loss on sales of real estate	(0.60)	(0.60)
FFO attributable to common stockholders	$2.43	$2.49
Write-off of capitalized preferred equity issuance costs	0.03	0.03
CCP transition costs	0.01	0.01
Loss on extinguishment of debt	0.01	0.01
Normalized FFO attributable to common stockholders	$2.48	$2.54

FFO attributable to common stockholders	$2.43	$2.49
Stock-based compensation expense	0.05	0.05
Straight-line rental income adjustments	(0.23)	(0.23)
Amortization of above/below market lease intangibles	(0.01)	(0.01)
Amortization of deferred financing costs	0.05	0.05
Non-cash portion of loss on extinguishment of debt	0.01	0.01
AFFO attributable to common stockholders	$2.30	$2.36
Write-off of capitalized preferred equity issuance costs	0.02	0.02
CCP transition costs	0.01	0.01
Normalized AFFO attributable to common stockholders	$2.33	$2.39

The above 2018 Outlook assumes that the Genesis Exodus Plan is completed such that the impact is realized ratably over 2018 beginning on January 1, 2018 and ending after December 31, 2018 (effectively a mid-year elimination of Genesis revenues).
The 2018 Outlook also includes the impact of all investments and financings expected in 2017, and as disclosed in our prior guidance, assumes that Sabra retires its 5.8 million shares of 7.125% Series A Cumulative Redeemable Preferred Stock in March 2018, and assumes that approximately $123.0 million of proceeds from sales of facilities acquired in the CCP merger pursuant to the portfolio repositioning activities described in our press release on September 7, 2017 are reinvested at an average first year cash yield of 8%. These re-investments consist of anticipated investments under Sabra’s proprietary development pipeline and an incremental investment in the Signature Behavioral hospital portfolio.
In summary, our updated 2018 outlook for normalized AFFO can be reconciled to our prior outlook as follows:

	Per Share
	Low	High
2018 Guidance Issued September 7, 2017	$2.41	$2.47
Normalized AFFO from Enlivant Joint Ventures	0.07	0.07
Skilled nursing portfolio sale/leaseback transaction (assumed in September 7, 2017 guidance)	-	-
Impact of Genesis Exodus Plan (mid-year revenue elimination)	(0.15)	(0.15)
Updated 2018 Guidance	$2.33	$2.39

It is difficult to predict, with a high degree of accuracy, the timing of the Genesis Exodus Plan. In addition, the Company expects to negotiate certain incentives for Genesis to expedite the Genesis Exodus Plan that will likely result in some rent reductions in advance of completing all the dispositions contemplated by the Genesis Exodus Plan. Accordingly, the Company’s full-year 2018 normalized AFFO per share would decline by an additional $0.15 per share assuming an earlier than expected complete exit and loss of all Genesis rental revenues on January 1, 2018.
About Sabra
Sabra Health Care REIT, Inc. (Nasdaq:SBRA),(Nasdaq:SBRAP), a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States and Canada.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding the Genesis Exodus Plan (including the expected proceeds from, and timing of, sales), the Enlivant joint ventures, the skilled nursing/transitional care portfolio transaction (including the expected closing of the second step), the funding of our announced transactions and our future financing activities, the future of our portfolio, our future financial position and ratings, and our future results of operations (including our outlook for the full years 2017 and 2018 and the assumptions made therein).
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including among others, the following: the possibility that the conditions to closing the acquisition of a 49% equity interest in the Enlivant joint ventures or the second step of the skilled nursing/transitional care portfolio transaction may not be satisfied, such that the transaction(s) will not close or that the closing(s) may be delayed; the possibility that Sabra may not acquire the remaining majority interest in the Enlivant joint ventures; our ability to execute the Pending Genesis Dispositions and the Genesis Exodus Plan on the timing or terms described in this release; the potential adverse effect on tenant and vendor relationships, operating results and business generally resulting from the CCP merger; changes in healthcare regulation and political or economic conditions; the anticipated benefits of the merger with CCP may not be realized; the anticipated and unanticipated costs, fees, expenses and liabilities related to the CCP merger; our dependence on the operating success of our tenants; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; changes in foreign currency exchange rates; our ability to raise capital through equity and debt financings; the impact of required regulatory approvals of transfers of healthcare properties; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; the effect of our tenants declaring bankruptcy or becoming insolvent; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the ownership limits and anti-takeover defenses in our governing documents and Maryland law, which may restrict change of control or business combination opportunities; the impact of a failure or security breach of information technology in our operations; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; our ability to maintain our status as a REIT; changes in tax laws and regulations affecting REITs; and compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: cash net operating income (“Cash NOI”), funds from operations attributable to common stockholders (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included under “Updated 2018 Outlook” and “Reconciliations of Annualized Cash NOI” in this release.

RECONCILIATIONS OF ANNUALIZED CASH NOI
(in thousands)
Annualized Cash NOI By Relationship

RECONCILIATIONS OF ANNUALIZED CASH NOI (CONTINUED)
(in thousands)
Annualized Cash NOI By Facility Type

Three months ended June 30, 2017								
		Senior Housing							
	Skilled Nursing/ Transitional Care	Senior Housing - Leased	Joint Ventures	Managed Properties	Total Senior Housing	Specialty Hospitals and Other	Interest and Other Income	Corporate	Total
Net Income (loss)	$ 29,477	$ 12,063	$ -	$ 1,259	$ 13,322	$ 901	$ 2,008	$ (25,172)	$ 20,536
Adjustments:									-
Depreciation and amortization	7,994	7,396	-	1,139	8,535	475	-	216	17,220
Interest	1,159	471	-	-	471	-	-	14,232	15,862
General and administrative	-	-	-	-	-	-	-	11,149	11,149
Provision for doubtful accounts and loan losses	-	-	-	-	-	-	-	535	535
Impairment of real estate	-	-	-	-	-	-	-	-	-
Loss on extinguishment of debt	-	-	-	-	-	-	-	-	-
Other income	-	-	-	-	-	-	-	(941)	(941)
Net gain on sale of real estate	(4,032)	-	-	-	-	-	-	-	(4,032)
Net operating income	$ 34,598	$ 19,930	$ -	$ 2,398	$ 22,328	$ 1,376	$ 2,008	$ 19	$ 60,329
Straight-line rental income adjustments	(2,356)	(2,521)	-	-	(2,521)	(94)	-	-	(4,971)
Cash net operating income	$ 32,242	$ 17,409	$ -	$ 2,398	$ 19,807	$ 1,282	$ 2,008	$ 19	$ 55,358
Annualizing Adjustments	96,470	51,523	-	7,255	58,778	3,843	5,829	-	164,920
Annualized cash net operating Income	$ 128,712	$ 68,932	$ -	$ 9,653	$ 78,585	$ 5,125	$ 7,837	$ 19	$ 220,278
Adjustments for:									
CCP cash net operating income, less facilities to be sold	251,657	7,660	-	-	7,660	41,441	7,050	-	307,808
Cash net operating income from Pending Genesis Dispositions facilities	(17,927)	(492)	-	-	(492)	-	-	-	(18,419)
Expected cash net operating income from reinvestment of Pending Genesis Dispositions proceeds	-	-	-	-	-	-	-	-	-
Pro forma annualized Q2 2017 cash net operating income (Sabra 2.0)	$ 362,442	$ 76,100	$ -	$ 9,653	$ 85,753	$ 46,566	$ 14,887	$ 19	$ 509,667
Cash net operating income from Enlivant joint ventures	-		50,581	-	50,581	-	-	-	50,581
Cash net operating income from skilled nursing portfolio acquisition	34,400	-	-	-	-	-	-	-	34,400
Cash net operating income from Genesis Exodus facilities	(53,044)	(6,717)	-	-	(6,717)	-	-	-	(59,761)
Pro forma, as adjusted, Q2 2017 annualized cash net operating income (Sabra 3.0)	$ 343,798	$ 69,383	$ 50,581	$ 9,653	$ 129,617	$ 46,566	$ 14,887	$ 19	$ 534,887

RECONCILIATIONS OF ANNUALIZED CASH NOI (CONTINUED)
(in thousands)
Annualized Cash NOI By Payor Source

REPORTING DEFINITIONS
Cash Net Operating Income (“Cash NOI”). The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. We consider Cash NOI an important supplemental measure because it allows investors, analysts and our management to evaluate the operating performance of our investments. We define Cash NOI as total revenues less operating expenses and non-cash revenues. Cash NOI excludes all other financial statement amounts included in net income.
EBITDAR. Earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) for a particular facility accruing to the operator/tenant of the property (not the Company) for the period presented. The Company uses EBITDAR in determining EBITDAR Coverage. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.
EBITDAR Coverage. Represents the ratio of EBITDAR to contractual rent for owned facilities. EBITDAR Coverage is a supplemental measure of an operator/tenant's ability to meet their cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.
Fixed Charge Coverage Ratio. EBITDAR (including adjustments for one-time and pro forma items) for the period indicated for all operations of any entities that guarantee the tenants' lease obligations to the Company divided by the same period cash rent expense, interest expense and mandatory principal payments for operations of any entity that guarantees the tenants' lease obligation to the Company. Fixed Charge Coverage is a supplemental measure of a guarantor's ability to meet the operator/tenant's cash rent and other obligations to the Company should the operator/tenant be unable to do so itself. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.
Funds From Operations Attributable to Common Stockholders (“FFO”) and Adjusted Funds from Operations Attributable to Common Stockholders (“AFFO”). The Company believes that net income attributable to common stockholders as defined by GAAP is the most appropriate earnings measure. The Company also believes that Funds From Operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and Adjusted Funds from Operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company's operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income attributable to common stockholders, as defined by GAAP. FFO is defined as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and real estate impairment charges. AFFO is defined as FFO excluding straight-line rental income adjustments, stock-based compensation expense, amortization of deferred financing costs, acquisition pursuit costs, as well as other non-cash revenue and expense items (including provisions and write-offs related to straight-line rental income, provision for loan losses, changes in fair value of contingent consideration, amortization of debt premiums/discounts and non-cash interest income adjustments). The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company's operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income attributable to common stockholders as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than the Company does.
Investment. Represents the carrying amount of real estate assets after adding back accumulated depreciation and amortization.
Normalized FFO and Normalized AFFO. Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.
Occupancy Percentage. Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy for independent living facilities can be greater than 100% for a given period as multiple residents could occupy a single unit.
Sabra 2.0. Reflects Sabra’s results, as adjusted to give effect to the CCP merger, $33.5 million in rent reductions as part of the CCP portfolio repositioning, and announced 2017 Genesis dispositions for expected net proceeds of $149 million.
Sabra 3.0. Reflects Sabra 2.0, as adjusted to give further effect to our acquisition of the 24 facility Skilled Nursing/Transitional Care portfolio for $430 million, our acquisition of a 49% equity stake in Senior Housing joint ventures managed by Enlivant for $371 million, and announced 2018 Genesis Exodus dispositions for expected gross proceeds of $425-475 million ($322-372 million net of expected mortgage repayments).
Senior Housing. Senior housing communities include independent living, assisted living, continuing care retirement community and memory care communities.
Skilled Mix. Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated.
Skilled Nursing/Transitional Care. Skilled nursing/transitional care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

CONTACT:
Investor & Media Inquiries:
1-888-393-8248 or investorinquiries@sabrahealth.com